Exhibit 15


June 17, 1996


Ross Stores, Inc.
Newark, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial statements of Ross Stores, Inc. for the three-month periods ended May 4, 1996 and April 29, 1995, as indicated in our independent accountants' review report dated May 24, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended May 4, 1996, is being used in this Registration Statement of Ross Stores, Inc. on Form S-8 pertaining to the Third Amended and Restated Ross Stores,
Inc. 1988 Restricted Stock Plan and the Ross Stores, Inc.
1991 Outside Directors Stock Option Plan.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


Yours truly,

DELOITTE & TOUCHE LLP
San Francisco, California